Exhibit 99.1

Mr. Cooper Group Reports Second Quarter 2023 Results

  Reported total net income of $142 million including other mark-to-market of $61 million, equivalent to ROCE of 14.1%
  Book value per share and tangible book value per share increased to $61.02 and $58.81
  Servicing UPB grew 10% y/y to $882 billion
  Repurchased 1.2 million shares of common stock for $57 million. Board subsequently increased authorization by $200 million
  Certified as Great Place to Work for the 5th year in a row

DALLAS--(BUSINESS WIRE)--July 26, 2023--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a second quarter net income of $142 million or $2.07 per diluted share. Net income included other mark-to-market of $61 million, which excludes fair value of excess spread accretion of $2 million. Excluding other mark-to-market and other items, the Company reported pretax operating income of $150 million. Other items included $6 million related to Rushmore acquisition deal costs, $1 million charge due to severance, $4 million loss associated with equity investments, and $2 million in intangible amortization.

Chairman and CEO Jay Bray commented, “Our results show very strong momentum including continued portfolio growth, rising returns on tangible equity, and strong margins in both servicing and operations, while Xome generated higher sales this quarter. Investors should take the Board’s decision to increase our stock repurchase authorization by $200 million as a signal of our confidence in the outlook.”

Chris Marshall, Vice Chairman and President added, “At the same time that we’re generating higher returns on equity, we’re also working on perfecting our platform, with new investments in DTC and servicing which are producing meaningful benefits for customers and impressive efficiency gains for the company. The current environment offers exciting growth opportunities, in MSR acquisitions, subservicing, and originations.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 4.3 million customers while simultaneously strengthening asset performance for investors. In the second quarter, Servicing recorded pretax income of $243 million, including other mark-to-market of $61 million. The servicing portfolio ended the quarter at $882 billion in UPB. Servicing generated pretax operating income, excluding other mark-to-market, of $182 million. At quarter end, the carrying value of the MSR was $7,149 million equivalent to 156 bps of MSR UPB.

	Quarter Ended
($ in millions)	Q2'23		Q1'23
	$	BPS	$	BPS
Operational revenue	$442	20.9	$407	18.9
Amortization, net of accretion	(137)	(6.5)	(115)	(5.4)
Mark-to-market	63	3.0	(61)	(2.8)
Total revenues	368	17.4	231	10.7
Total expenses	(159)	(7.5)	(153)	(7.1)
Total other expenses, net	34	1.6	16	0.8
Income before taxes	243	11.5	94	4.4
Other mark-to-market	(61)	(2.9)	63	2.9
Accounting items	—	—	—	—
Pretax operating income excluding other mark-to-market and accounting items	$182	8.6	$157	7.3

	Quarter Ended
	Q2'23	Q1'23
MSRs UPB($B)	$459	$413
Subservicing and Other UPB ($B)	423	440
Ending UPB ($B)	$882	$853
Average UPB ($B)	$848	$861
60+ day delinquency rate at period end	2.0%	2.4%
Annualized CPR	5.5%	4.1%
Modifications and workouts	16,851	16,353

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and refinancing existing loans through the direct-to-consumer channel. Originations earned pretax income and pretax operating income of $38 million.

The Company funded 13,406 loans in the second quarter, totaling approximately $3.8 billion UPB, which was comprised of $1.6 billion in direct-to-consumer and $2.2 billion in correspondent. Funded volume increased 40% quarter-over-quarter, while pull through adjusted volume increased 25% quarter-over-quarter to $3.8 billion.

	Quarter Ended
($ in millions)	Q2'23	Q1'23
Income before taxes	$38	$23
Accounting items	—	—
Pretax operating income excluding accounting items and other	$38	$23
	Quarter Ended
($ in millions)	Q2'23	Q1'23
Total pull through adjusted volume	$3,819	$3,045
Funded volume	$3,822	$2,739
Refinance recapture percentage	80%	76%
Recapture percentage	24%	24%
Purchase volume as a percentage of funded volume	63%	52%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on July 26, 2023 at 10:00 A.M. Eastern Time. Preregistration for the call is now available in the Investor section of www.mrcoopergroup.com. Participants will receive a toll-free dial-in number and a unique registrant ID to be used for immediate call access. A simultaneous audio webcast of the conference call will be available under the investors section on www.mrcoopergroup.com.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, change in equity method investments, fair value change in equity investments and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance. Return on tangible common equity (ROTCE) is computed by dividing net income by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. Management believes that ROTCE is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity. Tangible book value is defined as stockholders’ equity less goodwill and intangible assets. Our management believes tangible book value is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2023	Three Months Ended March 31, 2023
Revenues:
Service related, net	$402	$261
Net gain on mortgage loans held for sale	84	69
Total revenues	486	330
Total expenses:	278	261
Other income (expense), net:
Interest income	117	85
Interest expense	(122)	(110)
Other expense, net	(5)	(9)
Total other expense, net	(10)	(34)
Income before income tax expense (benefit)	198	35
Income tax expense (benefit)	56	(2)
Net income	$142	$37

Earnings per share:
Basic	$2.10	$0.54
Diluted	$2.07	$0.52
Weighted average shares of common stock outstanding (in millions):
Basic	67.6	69.0
Diluted	68.6	70.5

MR. COOPER GROUP INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (millions of dollars)

	Unaudited
	June 30, 2023	March 31, 2023
Assets
Cash and cash equivalents	$517	$534
Restricted cash	170	133
Mortgage servicing rights at fair value	7,149	6,566
Advances and other receivables, net	802	933
Mortgage loans held for sale at fair value	1,187	937
Property and equipment, net	61	64
Deferred tax assets, net	657	707
Other assets	2,601	2,783
Total assets	$13,144	$12,657

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,676	$2,675
Advance and warehouse facilities, net	3,512	2,934
Payables and other liabilities	2,395	2,550
MSR related liabilities - nonrecourse at fair value	482	512
Total liabilities	9,065	8,671
Total stockholders' equity	4,079	3,986
Total liabilities and stockholders' equity	$13,144	$12,657

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2023
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$365	$16	$21	$402
Net gain on mortgage loans held for sale	3	81	—	84
Total revenues	368	97	21	486
Total expenses	159	59	60	278
Other (expense) income, net:
Interest income	107	10	—	117
Interest expense	(73)	(10)	(39)	(122)
Other expense, net	—	—	(5)	(5)
Total other (expense) income, net	34	—	(44)	(10)
Pretax income (loss)	$243	$38	$(83)	$198
Income tax expense				56
Net income				$142
Earnings per share
Basic				$2.10
Diluted				$2.07

Non-GAAP Reconciliation:
Pretax income (loss)	$243	$38	$(83)	$198
Other mark-to-market	(61)	—	—	(61)
Accounting items / other	—	—	11	11
Intangible amortization	—	—	2	2
Pretax operating income (loss)	$182	$38	$(70)	$150
Income tax expense(1)				(36)
Operating income				$114
ROTCE(2)				11.7%
Average tangible book value (TBV)(3)				$3,896
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,860 and ending TBV of $3,931.

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2023
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$231	$11	$19	$261
Net gain on mortgage loans held for sale	—	69	—	69
Total revenues	231	80	19	330
Total expenses	153	56	52	261
Other (expense) income, net:
Interest income	79	6	—	85
Interest expense	(63)	(7)	(40)	(110)
Other expense, net	—	—	(9)	(9)
Total other income (expense), net	16	(1)	(49)	(34)
Pretax income (loss)	$94	$23	$(82)	$35
Income tax benefit				(2)
Net income				$37
Earnings per share
Basic				$0.54
Diluted				$0.52

Non-GAAP Reconciliation:
Pretax income (loss)	$94	$23	$(82)	$35
Other mark-to-market	63	—	—	63
Accounting items / other	—	—	11	11
Intangible amortization	—	—	1	1
Pretax operating income (loss)	$157	$23	$(70)	$110
Income tax expense				(27)
Operating income(1)				$83
ROTCE(2)				8.6%
Average tangible book value (TBV)(3)				$3,895
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,929 and ending TBV of $3,860.

Non-GAAP Reconciliation:	Quarter Ended
($ in millions except value per share data)	Q2'23	Q1'23
Stockholders' equity (BV)	$4,079	$3,986
Goodwill	(120)	(120)
Intangible assets	(28)	(6)
Tangible book value (TBV)	$3,931	$3,860
Ending shares of common stock outstanding (in millions)	66.8	68.1

BV/share	$61.02	$58.57
TBV/share	$58.81	$56.72

Net income	$142	$37
ROCE(1)	14.1%	3.7%

Beginning stockholders’ equity	$3,986	$4,057
Ending stockholders’ equity	$4,079	$3,986
Average stockholders’ equity (BV)	$4,033	$4,022
(1)	Return on Common Equity (ROCE) is computed by dividing annualized earnings by average BV.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com